                                                               EXHIBIT 10.2.19
                           ________________________________


                             PURCHASE AND SALE AGREEMENT

                           ________________________________





            Seller:        POLO TRACE MANAGEMENT, INC.,
                           a Florida corporation


            Buyer:         GOLF TRUST OF AMERICA, L.P.,
                           a Delaware limited partnership



            Property:      The Links at Polo Trace
                           Delray Beach, Florida


            Purchase
            Price:         $12,300,000


            Effective
            Date:          May 28, 1998

                                  TABLE OF CONTENTS

                                                                         PAGE

                                      ARTICLE 1

DEFINITIONS; RULES OF CONSTRUCTION . . . . . . . . . . . . . . . . . . . .  2
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .  2
          (a)  Act of Bankruptcy . . . . . . . . . . . . . . . . . . . . .  2
          (b)  Additional Purchase Price . . . . . . . . . . . . . . . . .  3
          (c)  Affiliate . . . . . . . . . . . . . . . . . . . . . . . . .  3
          (d)  Assignment and Assumption Agreement . . . . . . . . . . . .  3
          (e)  Authorizations  . . . . . . . . . . . . . . . . . . . . . .  3
          (f)  Bill of Sale - Personal Property. . . . . . . . . . . . . .  3
          (g)  Closing . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          (h)  Closing Date. . . . . . . . . . . . . . . . . . . . . . . .  3
          (i)  Closing Statements. . . . . . . . . . . . . . . . . . . . .  3
          (j)  Country Club. . . . . . . . . . . . . . . . . . . . . . . .  4
          (k)  Current Assets. . . . . . . . . . . . . . . . . . . . . . .  4
          (l)  Deed. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          (m)  Developer . . . . . . . . . . . . . . . . . . . . . . . . .  4
          (n)  Development Agreement Estoppel Certificates . . . . . . . .  4
          (o)  Disclosure Schedule . . . . . . . . . . . . . . . . . . . .  4
          (p)  Due Diligence Period. . . . . . . . . . . . . . . . . . . .  4
          (q)  Effective Date. . . . . . . . . . . . . . . . . . . . . . .  4
          (r)  Employment Agreements . . . . . . . . . . . . . . . . . . .  4
          (s)  Environmental Claim . . . . . . . . . . . . . . . . . . . .  4
          (t)  Environmental Laws. . . . . . . . . . . . . . . . . . . . .  5
          (u)  Equipment Leases. . . . . . . . . . . . . . . . . . . . . .  5
          (v)  Escrow Agent. . . . . . . . . . . . . . . . . . . . . . . .  5
          (w)  FIRPTA Certificate. . . . . . . . . . . . . . . . . . . . .  5
          (x)  First Mortgage. . . . . . . . . . . . . . . . . . . . . . .  5
          (y)  First Mortgagee . . . . . . . . . . . . . . . . . . . . . .  5
          (z)  Golf Club . . . . . . . . . . . . . . . . . . . . . . . . .  5
          (aa) Golf Course Lease . . . . . . . . . . . . . . . . . . . . .  5
          (ab) Governmental Body . . . . . . . . . . . . . . . . . . . . .  6
          (ac) Hazardous Substances. . . . . . . . . . . . . . . . . . . .  6
          (ad) Improvements. . . . . . . . . . . . . . . . . . . . . . . .  6
          (ae) Intangible Personal Property. . . . . . . . . . . . . . . .  6
          (af) Inventory . . . . . . . . . . . . . . . . . . . . . . . . .  6
          (ag) Joint Development Agreement . . . . . . . . . . . . . . . .  6
          (ah) Land. . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
          (ai) Lender's Estoppel Certificate . . . . . . . . . . . . . . .  6
          (aj) Loan Documents. . . . . . . . . . . . . . . . . . . . . . .  6
          (ak) Mortgage Indebtedness . . . . . . . . . . . . . . . . . . .  6
          (al) Note. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (am) Operating Agreements. . . . . . . . . . . . . . . . . . . .  7
          (an) Owner's Title Policy. . . . . . . . . . . . . . . . . . . .  7
          (ao) Permitted Title Exceptions. . . . . . . . . . . . . . . . .  7
          (ap) Person. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (aq) Preliminary Title Report. . . . . . . . . . . . . . . . . .  7
          (ar) Property. . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (as) Purchase Price. . . . . . . . . . . . . . . . . . . . . . .  7
          (at) Real Property . . . . . . . . . . . . . . . . . . . . . . .  7

          (au) Restaurant Supplies . . . . . . . . . . . . . . . . . . . .  7
          (av) SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
          (aw) State . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
          (ax) Summary Sheet . . . . . . . . . . . . . . . . . . . . . . .  8
          (ay) Survey. . . . . . . . . . . . . . . . . . . . . . . . . . .  8
          (az) Tangible Personal Property. . . . . . . . . . . . . . . . .  8
          (ba) Title Company . . . . . . . . . . . . . . . . . . . . . . .  8
          (bb) Title Objections. . . . . . . . . . . . . . . . . . . . . .  8
          (bc) Seller's Organizational Documents . . . . . . . . . . . . .  8
          (bd) Utilities . . . . . . . . . . . . . . . . . . . . . . . . .  8
     1.2  Rules of Construction. . . . . . . . . . . . . . . . . . . . . .  8
          (a)  Gender. . . . . . . . . . . . . . . . . . . . . . . . . . .  8
          (b)  Section References. . . . . . . . . . . . . . . . . . . . .  8
          (c)  Headings. . . . . . . . . . . . . . . . . . . . . . . . . .  8
          (d)  Construction. . . . . . . . . . . . . . . . . . . . . . . .  8

                                      ARTICLE 2

PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE . . . . . . . . . . . . . . .  9
     2.1  Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . .  9
     2.2  Due Diligence Period . . . . . . . . . . . . . . . . . . . . . .  9
          (a)  Site Inspection.. . . . . . . . . . . . . . . . . . . . . .  9
          (b)  Inspection of Documents.. . . . . . . . . . . . . . . . .   10
          (c)  Survey. . . . . . . . . . . . . . . . . . . . . . . . . .   10
          (d)  Preliminary Title Report. . . . . . . . . . . . . . . . .   11
          (e)  Disclosure Schedule.. . . . . . . . . . . . . . . . . . . . 12
          (f)  UCC Search. . . . . . . . . . . . . . . . . . . . . . . . . 12
          (g)  Financial Statements. . . . . . . . . . . . . . . . . . . . 12
          (h)  Liquor License. . . . . . . . . . . . . . . . . . . . . . . 12
          (i)  Consent to Assumption . . . . . . . . . . . . . . . . . . . 12
          (j)  Development Agreement Estoppel Certificate. . . . . . . . . 12
     2.3  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . 13

                                      ARTICLE 3

SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . . . . 14
     3.1  Organization and Power . . . . . . . . . . . . . . . . . . . . . 15
     3.2  Authorization and Execution. . . . . . . . . . . . . . . . . . . 15
     3.3  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.4  No Special Taxes . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.5  Compliance with Existing Laws. . . . . . . . . . . . . . . . . . 16
     3.6  Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.7  Personal Property. . . . . . . . . . . . . . . . . . . . . . . . 16
     3.8  Operating Agreements . . . . . . . . . . . . . . . . . . . . . . 17
     3.9  Warranties and Guaranties. . . . . . . . . . . . . . . . . . . . 17
     3.10 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.11 Condemnation Proceedings; Roadways . . . . . . . . . . . . . . . 17
     3.12 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.13 Labor Disputes and Agreements. . . . . . . . . . . . . . . . . . 18
     3.14 Financial Information. . . . . . . . . . . . . . . . . . . . . . 18
     3.15 Organizational Documents . . . . . . . . . . . . . . . . . . . . 19
     3.16 Operation of Property. . . . . . . . . . . . . . . . . . . . . . 19
     3.17 Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.18 Land Use . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.19 Hazardous Substances . . . . . . . . . . . . . . . . . . . . . . 20
     3.20 Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

     3.21 Curb Cuts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     3.22 Leased Property. . . . . . . . . . . . . . . . . . . . . . . . . 20
     3.23 Sufficiency of Certain Items . . . . . . . . . . . . . . . . . . 21
     3.24 No Fixed Rate Election . . . . . . . . . . . . . . . . . . . . . 21
     3.25 No Defaults Under Loan Documents . . . . . . . . . . . . . . . . 21
     3.26 Survival of Representations. . . . . . . . . . . . . . . . . . . 21

                                      ARTICLE 4

BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . . . . . . . . . . 21
     4.1  Organization and Power.. . . . . . . . . . . . . . . . . . . . . 22
     4.2  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.3  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.4  Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.5  Authorization and Execution. . . . . . . . . . . . . . . . . . . 22

                                      ARTICLE 5

CONDITIONS AND ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . 22
     5.1  As to Buyer's Obligations. . . . . . . . . . . . . . . . . . . . 22
          (a)  Seller's Deliveries.. . . . . . . . . . . . . . . . . . . . 22
          (b)  Representations, Warranties and Covenants.. . . . . . . . . 23
          (c)  Title Insurance.. . . . . . . . . . . . . . . . . . . . . . 23
          (d)  Title to Property.. . . . . . . . . . . . . . . . . . . . . 23
          (e)  Condition of Property.. . . . . . . . . . . . . . . . . . . 23
          (f)  Utilities.. . . . . . . . . . . . . . . . . . . . . . . . . 23
     5.2  As to Seller's Obligations . . . . . . . . . . . . . . . . . . . 23
          (a)  Buyer's Deliveries. . . . . . . . . . . . . . . . . . . . . 24
          (b)  Representations, Warranties and Covenants.. . . . . . . . . 24
          (c)  No Default Under Loan Documents.. . . . . . . . . . . . . . 24

                                      ARTICLE 6

CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     6.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     6.2  Seller's Deliveries. . . . . . . . . . . . . . . . . . . . . . . 24
          (a)  Seller's Certificate. . . . . . . . . . . . . . . . . . . . 24
          (b)  The Deed. . . . . . . . . . . . . . . . . . . . . . . . . . 24
          (c)  The Bill of Sale - Personal Property. . . . . . . . . . . . 24
          (d)  Evidence of Title.. . . . . . . . . . . . . . . . . . . . . 24
          (e)  Title Requirements. . . . . . . . . . . . . . . . . . . . . 24
          (f)  The FIRPTA Certificate. . . . . . . . . . . . . . . . . . . 25
          (g)  Warranties. . . . . . . . . . . . . . . . . . . . . . . . . 25
          (h)  Organizational Documents. . . . . . . . . . . . . . . . . . 25
          (i)  Board Resolutions.. . . . . . . . . . . . . . . . . . . . . 25
          (j)  Certificate of Occupancy. . . . . . . . . . . . . . . . . . 25
          (k)  Improvement Plans.. . . . . . . . . . . . . . . . . . . . . 25
          (l)  Communication; Addresses. . . . . . . . . . . . . . . . . . 25
          (m)  Tax Bills.. . . . . . . . . . . . . . . . . . . . . . . . . 25
          (n)  Surveys.. . . . . . . . . . . . . . . . . . . . . . . . . . 25
          (o)  Tournament Schedule.. . . . . . . . . . . . . . . . . . . . 26
          (p)  Accounts Receivable.. . . . . . . . . . . . . . . . . . . . 26
          (q)  Lender's Estoppel Certificate . . . . . . . . . . . . . . . 26
          (r)  Development Agreement Estoppel Certificate. . . . . . . . . 26
          (s)  Tenant Notices. . . . . . . . . . . . . . . . . . . . . . . 26
          (t)  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . . 26

     6.3  Buyer's Deliveries . . . . . . . . . . . . . . . . . . . . . . . 26
          (a)  Cash Portion of Purchase Price. . . . . . . . . . . . . . . 26
          (b)  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . . 26
     6.4  Mutual Deliveries. . . . . . . . . . . . . . . . . . . . . . . . 26
          (a)  Closing Statements. . . . . . . . . . . . . . . . . . . . . 26
          (b)  Assignment and Assumption Agreement . . . . . . . . . . . . 26
          (c)  Liquor License Transfer Documents . . . . . . . . . . . . . 26
          (d)  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . . 27
     6.5  Closing Costs. . . . . . . . . . . . . . . . . . . . . . . . . . 27
     6.6  Income and Expense Allocations . . . . . . . . . . . . . . . . . 27
          (a)  Rents and Fees. . . . . . . . . . . . . . . . . . . . . . . 27
          (b)  Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
          (c)  Utilities.. . . . . . . . . . . . . . . . . . . . . . . . . 27
          (d)  Fuel. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
          (e)  Municipal Improvement Liens.. . . . . . . . . . . . . . . . 28
          (f)  License and Permit Fees.. . . . . . . . . . . . . . . . . . 28
          (g)  Income and Expenses.. . . . . . . . . . . . . . . . . . . . 28
          (h)  Miscellaneous Prorations. . . . . . . . . . . . . . . . . . 28
     6.7  Sales Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.8  Post-Closing Adjustments . . . . . . . . . . . . . . . . . . . . 28
          (a)  Accounts Receivable.. . . . . . . . . . . . . . . . . . . . 28
          (b)  Availability of Bills.. . . . . . . . . . . . . . . . . . . 28

                                      ARTICLE 7

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.1  Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.2  Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.3  Real Estate Broker . . . . . . . . . . . . . . . . . . . . . . . 29
          (a)  Representations and Warranties. . . . . . . . . . . . . . . 29
          (b)  Indemnities.. . . . . . . . . . . . . . . . . . . . . . . . 30
     7.4  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.5  Liquor Licenses. . . . . . . . . . . . . . . . . . . . . . . . . 30

                                      ARTICLE 8

LIABILITY OF BUYER; INDEMNIFICATION BY SELLER;
TERMINATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     8.1  Liability of Buyer . . . . . . . . . . . . . . . . . . . . . . . 31
     8.2  Indemnification by Seller. . . . . . . . . . . . . . . . . . . . 31
     8.3  Termination by Buyer . . . . . . . . . . . . . . . . . . . . . . 31
     8.4  Buyer's Indemnification. . . . . . . . . . . . . . . . . . . . . 32
     8.5  Termination by Seller. . . . . . . . . . . . . . . . . . . . . . 33
     8.6  Costs and Attorneys' Fees. . . . . . . . . . . . . . . . . . . . 33

                                      ARTICLE 9

MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . 33
     9.1  Liquidated Damages . . . . . . . . . . . . . . . . . . . . . . . 33
     9.2  Seller's Membership Rights . . . . . . . . . . . . . . . . . . . 33
     9.3  Bulk Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.4  Completeness; Modification . . . . . . . . . . . . . . . . . . . 34
     9.5  Assignments. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.6  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . 34
     9.7  Time is of the Essence . . . . . . . . . . . . . . . . . . . . . 34
     9.8  Days . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

     9.9  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.11 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.12 Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.13 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.14 Incorporation by Reference . . . . . . . . . . . . . . . . . . . 35
     9.15 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . 35
     9.16 No Partnership . . . . . . . . . . . . . . . . . . . . . . . . . 35

EXHIBITS
Exhibit A -    Legal Description of the Land
Exhibit B -    Description of Improvements
Exhibit C -    Tangible Personal Property
Exhibit D -    Intangible Personal Property
Exhibit E -    Bill of Sale - Personal Property
Exhibit F -    Special Warranty Deed
Exhibit G -    Seller's FIRPTA Affidavit
Exhibit H -    Contracts and Operating Agreements
Exhibit I -    Due Diligence Request List
Exhibit J -    Warranty Disclosure Schedule
Exhibit K -    Seller's Certificate
Exhibit L -    Assignment and Assumption Agreement
Exhibit M1-    Development Agreement Estoppel Certificate (Seller)
Exhibit M2-    Development Agreement Estoppel Certificate (Developer)
Exhibit M3-    Development Agreement Estoppel Certificate (Country Club)
Exhibit N -    Lender's Estoppel Certificate

                                  PURCHASE AGREEMENT
                                    SUMMARY SHEET



Buyer:         GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership


Seller:        POLO TRACE MANAGEMENT, INC.,
               a Florida corporation


Effective
Date:          May 28, 1998


Golf Course:   The Links at Polo Trace
               Delray Beach, Florida


Trade Name:    The Links at Polo Trace


Purchase
Price:         Twelve Million Three Hundred Thousand Dollars
               ($12,300,000)


Notice Address
of Seller:     Polo Trace Management, Inc.
               13481 Polo Trace Drive
               Delray Beach, Florida
               Attention: Joseph Graffeo

with a
copy to:       Lloyd Granet, Esq.
               5200 Town Center Circle
               Suite 302
               Boca Raton, Florida 33486

Notice Address
of Buyer:      Golf Trust of America, Inc.
               14 North Adger's Wharf
               Charleston, South Carolina  29401
               Attention: W. Bradley Blair, II
                          Scott D. Peters
with a
copy to:       O'Melveny & Myers LLP
               275 Battery Street, Suite 2600
               San Francisco, California 94111-3305
               Attention: Peter T. Healy, Esq.
                                  David G. Estes, Esq.

                             PURCHASE AND SALE AGREEMENT


          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into by and between Buyer and Seller.

                                      RECITALS:

          A. Seller is the owner of the Golf Course and related improvements located on the real property more particularly described in EXHIBIT A attached hereto (the "Land").

          B. Subject to the terms of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to buy from Seller, all of Seller's right, title and interest in and to the following:

          I. The Land, together with the golf course, driving range, putting greens, clubhouse facilities, snack bar, restaurant, pro shop, buildings, structures, parking lots, improvements, fixtures and other items of real estate located on the Land, as more particularly described in EXHIBIT B attached hereto (the "Improvements").

          1. All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements, including, without limitation, concession agreements for spas and the like (the Land, the Improvements and all such easements and appurtenances are sometimes collectively hereinafter referred to as the "Real Property").

          2. All items of tangible personal property and fixtures (if any) owned or leased by Seller and located on or used in connection with the Real Property, including, but not limited to, machinery, equipment, furniture, furnishings, movable walls or partitions, phone systems and other control systems, restaurant equipment, computers or trade fixtures, golf course operation and maintenance equipment, including mowers, tractors, aerators, sprinklers, sprinkler and irrigation facilities and equipment, valves or rotors, driving range equipment, athletic training equipment, office equipment or machines, other decorations, and equipment or machinery of every kind or nature located on or used in connection with the operation of the Real Property whether on or off-site, including all warranties and guaranties associated therewith, excluding Restaurant Supplies and Inventory, both as hereafter defined (collectively the "Tangible Personal Property"). A schedule of the Tangible Personal Property is attached to this Agreement as EXHIBIT C, indicating whether such Tangible Personal Property is owned or leased.

          3. All intangible personal property owned or possessed by Seller and used in connection with the ownership, operation, leasing or maintenance of the Real Property or the Tangible Personal Property, all goodwill attributed to the Property, and any and all trademarks and copyrights, tradenames (including The Links at Polo Trace, Polo Trace Golf and Country Club and Polo Trace), guarantees, Authorizations (as hereinafter defined), general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the Property, all licenses, permits and approvals with respect to the construction, ownership, operation or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Real Property by reason of a change of grade or location of or access to any street or highway, excluding the Current Assets, as hereinafter defined (collectively, the "Intangible Personal Property"). A schedule of the Intangible Personal Property is attached to this Agreement as EXHIBIT D. (The Real Property, Tangible Personal Property and Intangible Personal Property are sometimes collectively referred to as the "Property".)

          C. Upon the acquisition by the Buyer of the Property, the Buyer will lease the Property to a third-party lessee pursuant to a separate lease (the "Golf Course Lease").

          NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed:

                                      ARTICLE 1
                          DEFINITIONS; RULES OF CONSTRUCTION


     1.1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings set forth on the Summary Sheet. The following terms shall have the indicated meanings:

     (a) "ACT OF BANKRUPTCY" shall mean if a party to this agreement or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any new bankruptcy statute, (e) be adjudicated bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts,
(g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any new bankruptcy statute, or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner,
(2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

          (b)  "ADDITIONAL PURCHASE PRICE" shall have the meaning set forth in
Section 2.1.

          (c) "AFFILIATE" shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

          (d) "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean an agreement pursuant to which Seller assigns all of its right, title and interest in, to and under the Operating Agreements and Equipment Leases to Buyer, or Buyer's designee, and Buyer, or Buyer's designee, assumes the obligations of Seller under the Operating Agreements and Equipment Leases, substantially in the form of EXHIBIT L attached hereto.

          (e) "AUTHORIZATIONS" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof as a golf course with the existing uses and operations, including clubhouse, bar and related facilities, as applicable.

          (f) "BILL OF SALE - PERSONAL PROPERTY" shall mean a bill of sale conveying title to the Tangible Personal Property and Intangible Personal Property from Seller to Buyer, substantially in the form of EXHIBIT E attached hereto.

          (g) "CLOSING" shall mean the time the Deed is delivered to Buyer and the Title Company is irrevocably bound to issue the Owner's Title Policy to Buyer.

          (h)  "CLOSING DATE" shall mean the date on which the Closing occurs.

          (i) "CLOSING STATEMENTS" shall have the meaning set forth in Section 6.4(a).


          (j) "COUNTRY CLUB" shall mean Polo Trace Country Club, Inc., a Florida corporation.

          (k) "CURRENT ASSETS" shall mean cash, accounts receivable (including amounts due from credit card charges) applicable to the period prior to the Closing Date and Inventory (as hereinafter defined) held by Seller prior to the Closing Date.

          (l) "DEED" shall mean a special warranty deed, substantially in the form of EXHIBIT F attached hereto (or lease assignment, if the Property is owned by Seller pursuant to a ground lease), in form and substance satisfactory to Buyer, conveying the title of Seller to the Real Property, with such grant or warranty covenants of title from Seller to Buyer as are customary in the state in which the Property is located, subject only to Permitted Title Exceptions. If there is any difference between the description of the Land, as shown on EXHIBIT A attached hereto and the description of the Land as shown on the Survey, the description of the Land to be contained in the Deed and the description of the Land set forth in the Owner's Title Policy (as defined herein) shall conform to the description shown on the Survey.

          (m) "DEVELOPER" shall mean K. Hovnanian at Polo Trace, Inc., a Florida corporation.

          (n) "DEVELOPMENT AGREEMENT ESTOPPEL CERTIFICATES" shall mean certificates relating to the Joint Development Agreement and related documents executed by Seller, Developer and Country Club, substantially in the form of EXHIBITS M-1, M-2 and M-3 attached hereto.

          (o) "DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 2.2(e).

          (p) "DUE DILIGENCE PERIOD" shall mean the period commencing at 9:00 a.m., California time, on the Effective Date, and continuing through 5:00 p.m., California time, on the date that is twenty-eight (28) days from the Effective Date.

          (q) "EFFECTIVE DATE" shall mean the date set forth on the Summary Sheet of this Agreement.

          (r) "EMPLOYMENT AGREEMENTS" shall mean all employment agreements, written or oral, between Seller or its managing agent and the persons employed with respect to the Property in effect as of the Effective Date.

          (s) "ENVIRONMENTAL CLAIM" shall mean any administrative, regulatory or judicial action, suit, demand, letter, claim, lien, notice of non-compliance or violation, investigation or proceeding relating in any way to any Environmental Laws or any permit issued under any Environmental Law including, without limitation,
(i) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (ii) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

          (t) "ENVIRONMENTAL LAWS" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Superfund Amendments and reauthorization Act of 1986, Pub. L. 99-499 and 99-563; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 201, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; and all federal, state and local environmental health and safety statutes, ordinance, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Substances.

          (u) "EQUIPMENT LEASES" shall mean all leases of Tangible Personal Property in force and effect as of the Effective Date, as more particularly set forth on EXHIBIT H attached hereto.

          (v) "ESCROW AGENT" shall mean Gold Coast Title Company, 75 SE 3rd Street, Boca Raton, Florida 33432, Attn: Herman Dance.

          (w)  "FIRPTA CERTIFICATE" shall mean the affidavit of Seller under
Section 1445 of the Internal Revenue Code certifying that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), substantially in the form of EXHIBIT G attached hereto.

          (x)  "FIRST MORTGAGE" shall have the meaning set forth in Section
2.3(c).

          (y) "FIRST MORTGAGEE" shall have the meaning set forth in Section 2.3(c).

          (z) "GOLF CLUB" shall mean any organization, club or group whereby memberships are offered by Seller for purchase in connection with golfing privileges at the Property.

          (aa) "GOLF COURSE LEASE" shall have the meaning set forth in Recital
C.

          (bb) "GOVERNMENTAL BODY" shall mean any federal state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

          (cc) "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, gas or particulate matter which is regulated by any local, state of federal governmental authority, including but not limited to any material or substance which is (i) defined as a "hazardous waste", "hazardous material", or "restricted hazardous waste" or words of similar import under any provision of any Environmental Law; (ii) petroleum or petroleum products; (iii) asbestos;
(iv) polychlorinated biphenyl; (v) radioactive material; (vi) radon gas; (vii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (42 U.S.C. Section 1317); (viii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903); or (ix) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601).

          (dd) "IMPROVEMENTS" shall have the meaning set forth in Recital B(1).

          (ee) "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in Recital B(4).

          (ff) "INVENTORY" shall mean the merchandise located in any pro shop or similar facility and held for sale in the ordinary course of Seller's business; provided Inventory shall not include any obsolete or other equipment which cannot be sold in the ordinary course of Seller's business.

          (gg) "JOINT DEVELOPMENT AGREEMENT" shall mean that certain Joint Development Agreement dated as of March 28, 1994 by and between Developer and Country Club, as amended from time to time.

          (hh) "LAND" shall have the meaning set forth in Recital A.

          (ii) "LENDER'S ESTOPPEL CERTIFICATE" shall mean a certificate relating to the Loan Documents executed by First Mortgagee, substantially in the from of EXHIBIT N attached hereto.

          (jj) "LOAN DOCUMENTS" shall have the meaning set forth in Section
3.25.

          (kk) "MORTGAGE INDEBTEDNESS" shall mean any indebtedness of Seller which is secured by a mortgage or deed of trust on the Property.

          (ll) "NOTE" shall have the meaning set forth in Section 3.24.

          (mm) "OPERATING AGREEMENTS" shall mean any management agreements, maintenance or repair contracts, service contracts, supply contracts and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property in force and effect as of the Effective Date, as more particularly set forth on EXHIBIT H attached hereto. Operating Agreements shall not include any Equipment Leases.

          (nn) "OWNER'S TITLE POLICY" shall mean a 1970 Form B American Land Title Association extended coverage owner's policy of title insurance issued to Buyer by the Title Company, pursuant to which the Title Company insures Buyer's ownership of fee simple title (or ground lease interest, as applicable) to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions and shall include those title endorsements required by Buyer. The Owner's Title Policy shall insure Buyer in the amount designated by Buyer and shall be acceptable in form and substance to Buyer.

          (oo) "PERMITTED TITLE EXCEPTIONS" shall mean those exceptions to title to the Real Property that are satisfactory to Buyer as determined under this Agreement, and as evidenced by a pro forma title report.

          (pp)"PERSON" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trusts companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities , and governments and agencies and political subdivisions thereof.

          (qq) "PRELIMINARY TITLE REPORT" shall have the meaning set forth in
Section 2.2(d).

          (rr) "PROPERTY" shall have the meaning set forth in Recital B(4).

          (ss) "PURCHASE PRICE" shall mean Twelve Million Three Hundred Thousand Dollars ($12,300,000).

          (tt) "REAL PROPERTY" shall have the meaning set forth in Recital B(2).

          (uu) "RESTAURANT SUPPLIES" shall mean all unopened, bulk-style (i.e., stored in boxes, cans, bottles, jars or other air-tight containers or packaging) consumable goods and supplies

(including beverages) located in any restaurant, bar, lounge or snack shop located upon or within the Improvements as of the Closing Date.

          (vv) "SEC" shall mean the United States Securities and Exchange Commission.

          (ww) "STATE" shall mean the state or commonwealth in which the Property is located.

          (xx) "SUMMARY SHEET" shall mean the summary page attached to this Agreement and incorporated herein by reference.

          (yy) "SURVEY" shall mean the survey prepared pursuant to Section
2.2(c).

          (zz) "TANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in Recital B(3).

          (aaa) "TITLE COMPANY" shall mean Escrow Agent, as agent for either Lawyers Title Insurance Corporation or First American Title Insurance Company.

          (bbb) "TITLE OBJECTIONS" shall have the meaning set forth in
Section 2.2(d).

          (ccc) "SELLER'S ORGANIZATIONAL DOCUMENTS" shall mean the current organizational documents of Seller.

          (ddd) "UTILITIES" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property.

     1.2 RULES OF CONSTRUCTION. The following rules shall apply to the construction and interpretation of this Agreement:

          (a) GENDER. Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

          (b) SECTION REFERENCES. All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

          (c) HEADINGS. The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          (d) CONSTRUCTION. Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this

Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

                                      ARTICLE 2
                     PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE

          2.1 PURCHASE AND SALE. Seller agrees to sell and Buyer agrees to purchase the Property for the Purchase Price. In addition, at Closing, Buyer shall purchase the Restaurant Supplies and the Inventory. The purchase price for the Restaurant Supplies and the Inventory (the "Additional Purchase Price") shall be based on Seller's cost, as reasonably evidenced to Buyer. Hereinafter, references to the Purchase Price shall be deemed to include the Additional Purchase Price.

          2.2  DUE DILIGENCE PERIOD.

          (a) SITE INSPECTION. Upon twenty-four (24) hours notice to Seller, Buyer shall have the right, during the Due Diligence Period, and thereafter if Buyer notifies Seller that Buyer has elected to proceed to Closing in the manner described below, to enter upon the Real Property and to perform, at Seller's expense, such surveying, engineering, and environmental studies and investigations as Buyer may deem appropriate. Buyer shall conduct such tests, studies and investigations in a manner designed to minimize disruption to the operations on the Property, to the extent reasonably possible. If such tests, studies and investigations warrant, in Buyer's sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Buyer, then Buyer may elect to proceed to Closing and shall so notify Seller and the Escrow Agent, in writing, prior to the expiration of the Due Diligence Period. If for any reason Buyer does not so notify Seller and Escrow Agent of its determination to proceed to Closing prior to the expiration of the Due Diligence Period, or if Buyer notifies Seller and Escrow Agent, in writing, prior to the expiration of the Due Diligence Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate and Buyer and Escrow Agent shall be released from any further liability or obligation under this Agreement and, if requested by Seller, Buyer will deliver to Seller all third-party reports and materials prepared on behalf of Buyer in connection with its due diligence of the Property (along with evidence of payment for such reports), provided such deliveries shall be without representation or warranty by Buyer, and Seller shall indemnify and hold Buyer harmless from any and all liability with respect to any subsequent use of such reports. Buyer shall indemnify and hold Seller harmless from and against any and all liability, loss, cost, damage and expense caused or incurred by Seller in connection with such inspection; provided, however, Buyer shall have no liability in connection with pre-existing conditions on the Property which Buyer may discover during the course of its due diligence investigations. Buyer's indemnity obligations under this
Section 2.2(a) shall survive Closing for a period of one (1) year.

          (b) INSPECTION OF DOCUMENTS. During the Due Diligence Period, Seller shall make available to Buyer, its agents, auditors, engineers, attorneys and other designees, for inspection and/or copying, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, books, records, tax returns, bank statements, financial statements, fee schedules, Operating Agreements, Equipment Leases and any and all other material or information relating to the ownership and operation of the Property which are in, or come into, Seller's possession or control. Such information is more particularly described in EXHIBIT I attached hereto, as the same may be amended or supplemented by Seller from time to time. The Phase I Environmental Report referenced in EXHIBIT I shall be an update of the Phase I Environmental Report for the Property dated December 23, 1996, and prepared by Dames & Moore, which update shall be dated no earlier than March 1, 1998.

          (c) SURVEY. Within twenty-one (21) days from the Effective Date, Seller shall use its good faith efforts to deliver to Buyer an ALTA/ACSM survey or a boundary survey, as reasonably required by Buyer, of the Land and the Improvements, prepared by a surveyor licensed to practice as such in the State, bearing a date not earlier than sixty (60) days from the date of its delivery and certified to both Buyer, Seller and the Title Company (and any lender or other party designated by Buyer), showing the legal description of the Land, all dimensions thereof, and showing the location of Improvements on the Land and the setbacks thereof from the property line, as well as the setbacks required by applicable zoning laws or regulations (the "Survey"). The Survey shall locate all easements which serve and affect the Land. The Survey shall reflect that no buildings or improvements located on any other property encroach upon the Land and that the Improvements located upon the Land do not encroach upon any other property. The surveyor preparing the Survey shall certify that (i) the Survey is an accurate Survey of the Land and the Improvements, (ii) that the Survey was made under the surveyor's supervision, (iii) that the Survey meets (a) the requirements of the Title Company for the issuance of the Owner's Title Policy free of any general survey exception, and (b) the minimum technical standards for land boundary surveys with improvements, set forth by applicable statutes or applicable professional organizations, and (iv) all buildings and other structures and their relation to the property lines are shown and that there are no encroachments, overlaps, boundary line disputes, easements, or claims of easements visible on the ground, other than those shown on the Survey. Within seven (7) days after receipt of the Survey, Buyer shall notify Seller of any survey matters that Buyer is unwilling to accept, and the same shall be treated for all purposes as Title Objections within the provisions of this Agreement. Notwithstanding the foregoing, if the Survey is received by Buyer after June 19, 1998, the Closing Date, if not already extended pursuant to Section 6.1, shall automatically extend seven (7) days from receipt of the Survey. This Section 2.2(c) shall not be used to extend the Closing beyond July 9, 1998 unless the Survey is received after July 2, 1998 in which case the final Closing Date shall be extended seven (7) days from receipt of the Survey.

          (d) PRELIMINARY TITLE REPORT. Seller agrees to provide to Buyer, within five (5) business days following the Effective Date, a copy of any existing title insurance policies which Seller may have in its possession or control covering the Real Property, together with legible copies of all exception documents referred to therein. During the Due Diligence Period, Buyer, at its expense, shall cause an examination of title to the Property to be made and a preliminary title report to be issued (the "Preliminary Title Report"), and, within fifteen (15) days after the Effective Date, shall notify Seller of any defects in title shown by such examination that Buyer is unwilling to accept by delivering a pro forma copy of the Preliminary Title Report that reflects such unacceptable defects in title, which shall be designated as the Title Objections. Within ten (10) days after such notification, Seller shall notify Buyer whether Seller is willing to cure such defects. Seller shall have no obligation to cure any non-monetary defects. If Seller is willing to cure such defects, Seller shall act promptly and diligently to cure such defects at its expense. If any of such defects consist of mortgages, deeds of trust, construction or mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, and notwithstanding the foregoing, Seller shall be obligated to pay and discharge such defects at Closing. For such purposes, Seller may use all or a portion of the cash to close. If Seller is unable to cure such defects by Closing, after having attempted to do so diligently and in good faith, Buyer shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price, or (2) to terminate this Agreement. Seller shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, leases, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Buyer's prior written consent. All title matters revealed by Buyer's title examination and not objected to by Buyer as provided above shall be deemed Permitted Title Exceptions. If Buyer shall fail to examine title and notify Seller of any such Title Objections by the end of the Due Diligence Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions. Notwithstanding the foregoing, Buyer shall not be required to take title to the Property subject to any matters which may arise subsequent to the effective date of its examination of title to the Property made during the Due Diligence Period. Buyer acknowledges that Developer has certain rights under the Joint Development Agreement to re-plat and re-zone the Property. To the extent that Seller has any approval rights over such re-platting or re-zoning after the Effective Date, Seller shall not grant any such approval without first obtaining Buyer's prior written consent, which consent shall not be unreasonably withheld.

          (e) DISCLOSURE SCHEDULE. Seller shall deliver to Buyer within fourteen (14) days after the Effective Date a disclosure schedule that accurately and completely identifies and describes (a) all Employment Agreements (including name of employee, social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc.), and (b) an updated Golf Club membership list, setting forth the names of the members of the Golf Club, the length of their membership, the payment obligations of the members and a summary of the terms of the memberships (the "Disclosure Schedule").

          (f) UCC SEARCH. Seller shall deliver to Buyer within fifteen (15) days after the Effective Date current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of the State respecting Seller, together with searches for pending litigation, tax liens and bankruptcy filings in all appropriate jurisdictions.

          (g) FINANCIAL STATEMENTS. Seller shall deliver to Buyer certified compiled financial statements for the Property for the twelve (12) months ended December 31, 1997 and the three (3) months ended March 31, 1997 and 1998, within fifteen (15) days after the Effective Date.

          (h) LIQUOR LICENSE. During the Due Diligence Period, Buyer shall determine whether it will be able to obtain all liquor licenses, alcoholic beverage licenses and other permits and Authorizations necessary to operate the restaurant, bars, snack shops and lounges presently located at the Property. To that end, Seller and Buyer, or Buyer's nominee, shall cooperate with each other, and each shall execute such transfer forms, license applications and other documents as may be necessary to effect the obtaining of the liquor licenses, alcoholic beverage licenses and other necessary Authorizations.

          (i) CONSENT TO ASSUMPTION. During the Due Diligence Period, Buyer shall have received written consent to Buyer's assumption of the First Mortgage from First Mortgagee. If Buyer has not received such written consent, Buyer shall have the option at Closing to prepay all amounts outstanding under the Note and acquire the Property, and Buyer shall receive a credit against the Purchase Price in an amount equal the sum of (i) two percent (2%) of the amount outstanding under the Note at the time of prepayment, and (ii) the amount of the Assumption Fees Seller would have paid had Buyer assumed the First Mortgage.

          (j) DEVELOPMENT AGREEMENT ESTOPPEL CERTIFICATES. During the Due Diligence Period, Seller shall in good faith endeavor to obtain a commitment from each of Developer and

Country Club that each will execute and deliver its respective Development Agreement Estoppel Certificate to Buyer at Closing. If despite its good faith efforts, Seller cannot obtain such a commitment from either Developer or Country Club, Seller shall provide Buyer with written notice stating that either, or both, of Developer and Country Club have failed to provide such commitment. Such notice must be delivered to Buyer no later than five (5) days prior to the expiration of the Due Diligence Period. Upon delivery of such notice by Seller, the Closing delivery required pursuant to Section 6.2(r) shall be deemed to only require delivery of a Development Agreement Estoppel Certificate executed by Seller and the party, if any, not named in the notice delivered pursuant to the preceding sentence.

          2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid to Seller in the following manner.

          (a) Buyer has previously deposited in escrow with Escrow Agent an initial earnest money deposit in the amount of Twenty-Five Thousand Dollars ($25,000) (the "Initial Deposit).

          (b) Within three (3) business days after the Effective Date, Buyer shall deposit in escrow with Escrow Agent an additional earnest money deposit in immediately available funds in the amount of Seventy-Five Thousand Dollars ($75,000) (the "Additional Deposit"). The Initial Deposit and the Additional Deposit are sometimes collectively referred to in this Agreement as the "Deposit". The Deposit shall be held by Escrow Agent in an interest bearing account insured by the federal government in an institution as directed by Buyer and reasonably acceptable to Seller. If the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit shall be paid to Seller and credited against the Purchase Price. If the purchase and sale of the Property is not consummated because of the failure of any condition precedent described in Section 5.1 below or any other reason except for a default under this Agreement on the part of Buyer, the Deposit shall be immediately refunded to Buyer. If the purchase and sale of the Property is not consummated because of a default under this Agreement on the part of Buyer, the Deposit plus all interest accrued thereon shall be paid to and retained by Seller pursuant to
Section 9.1 below. References to the "Deposit" shall include all interest earned thereon. For state and federal income tax purposes, Buyer shall be deemed to be the depositor of the Deposit prior to its distribution in accordance with this Agreement and all tax reporting obligations and tax liability associated with any interest thereon shall be the obligation or liability, as applicable, of Buyer.

          (c) At Closing, Buyer shall assume that certain Mortgage and Security Agreement (as amended from time to time, the "First Mortgage") dated as of December 23, 1996, made by Seller, as mortgagor, for the benefit of NationsCredit Commercial Corporation ("First Mortgagee"), as mortgagee. Buyer shall receive a credit against the Purchase Price for all outstanding amounts due and owing to First Mortgagee as of the Closing. At Closing, Seller shall pay to First Mortgagee all costs and expenses associated with the assumption of the First Mortgage, including without limitation any assumption or similar fee due First Mortgagee as a result of Buyer's assumption of the First Mortgage (collectively, the "Assumption Fees").
Buyer agrees to use commercially reasonable efforts to obtain consent from First Mortgagee to Buyer's assumption of the First Mortgage. Seller agrees to reasonably cooperate with Buyer in these efforts.

          (d) The balance of the Purchase Price over and above the amounts paid by or credited to Buyer pursuant to SECTIONS 2.3(A), (B) and (C) above, less Two Hundred Fifty Thousand Dollars ($250,000), shall be paid to Seller at the Closing by wire transfer of immediately available funds, net of all prorations as provided herein.

          (e) Buyer shall pay Seller Two Hundred Fifty Thousand Dollars ($250,000) in immediately available funds on January 4, 1999 (the "Prepayment Date"). Of such amount, Buyer will deposit in Escrow One Hundred
Twenty-Three Thousand Dollars ($123,000) (the "Net Worth Holdback") to be released pursuant to Section 2.3(f).

          (f) The Net Worth Holdback should be placed in Escrow in an interest-bearing account for the benefit of Seller until expiration of the survivability period referenced in Section 3.26 or, if later, until any claim by Buyer in any court of competent jurisdiction for any breach of any representations, warranties and covenants contained herein is finally resolved (the "Holdback Period"). After the expiration of the Holdback Period, unless Escrow Agent receives notice from Buyer that there is a claim by Buyer pending against Seller, Escrow Agent shall release the Net Worth Holdback together with any interest thereon to Seller. The Net Worth Holdback shall be the sole extent of Seller's liability for monetary damages under this Agreement and all closing documents executed pursuant to this Agreement.

          (g) On the Prepayment Date, and as a condition to Buyer's payment obligation contained in Section 2.3(e), Seller shall pay to Buyer an amount equal to two percent (2%) of the indebtedness then outstanding under the First Mortgage.

          (h) If Buyer does not pay all outstanding principal amounts under the First Mortgage to the Lender on or before June 26, 1999, Buyer shall within five
(5) days repay to Seller all fees paid by Seller to Buyer under Section 2.3(g).



                                      ARTICLE 3
                  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

          To induce Buyer to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the following representations, warranties and covenants with respect to the Property, subject to the Warranty Disclosure Schedule attached hereto as EXHIBIT J, upon each of which Seller acknowledges and agrees that Buyer is entitled to rely and has relied:

          3.1 ORGANIZATION AND POWER. Seller is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and is qualified to transact business in the State and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and under any document or instrument required to be executed and delivered by or on behalf of Seller under this Agreement.

          3.2 AUTHORIZATION AND EXECUTION. This Agreement has been, and each of the agreements and certificates of Seller to be delivered to Buyer at Closing as provided in Section 5.1 will be, duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with Seller's performance of its obligations under this Agreement. All action required of Seller pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Seller and its representatives and agents.

          3.3 NONCONTRAVENTION. The execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller, or result in the creation of any lien or other encumbrance on any asset of Seller. Except for the Joint Development Agreement, there are no outstanding agreements (written or oral) pursuant to which Seller (or any predecessor to or representative of Seller) has agreed to contribute or has granted an option or right of first refusal to purchase the Property or any part thereof. Other than
(i) the rights of tenants, as tenants only, under any leases of any portion of the Property (copies of which have been provided to Buyer by Seller) and (ii) the Joint Development Agreement, there are no purchase contracts, options or other agreements of any kind, written or oral, recorded or unrecorded, whereby any person or entity other than Seller will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, all or any portion of the Property. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any interest or profit participation of any kind in the Property or any part thereof. Notwithstanding the foregoing, Buyer shall have the right to accept back-up offers for the Property that are expressly contingent upon the termination of this Agreement.

          3.4 NO SPECIAL TAXES. Seller has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof, including taxes relating to the business of the Property, or any planned public improvements that may result in a special tax or assessment against the Property, that are not otherwise disclosed in the Preliminary Title Report. To the best of Seller's knowledge, there is not any proposed increase in the assessed valuation of the Real Property for tax purposes (except as may relate to the transfer contemplated by this Agreement).

          3.5 COMPLIANCE WITH EXISTING LAWS. Seller possesses all Authorizations, each of which is valid and in full force and effect, and, to Seller's actual knowledge, no provision, condition or limitation of any of the Authorizations has been breached or violated. Seller has not intentionally misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and Seller has no actual knowledge of any change in the circumstances under which any of those Authorizations were obtained that result in their termination, suspension, modification or limitation. To Seller's actual knowledge, Seller has not taken any action (or failed to take any action), the omission of which would result in the revocation of any of the Authorizations. Seller has no actual knowledge, nor has it received notice within the past three years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the Effective Date.

          3.6 REAL PROPERTY. To Seller's actual knowledge, (i) the Improvements conform in all respects to all legal requirements, (ii) all easements necessary or appropriate for the use or operation of the Property have been obtained, (iii) all contractors and subcontractors retained by Seller who have performed work on or supplied materials to the Property have been fully paid, and all materials used at or on the Property have been fully paid for,
(iv) the Improvements have been completed in all material respects and (v) all equipment reasonably necessary for the use or operation of the Property has been installed and is presently operative in good working order. Seller has not received any written notice which is still in effect that there is, and, to the best of Seller's knowledge, there does not exist, any violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement effecting the Real Property, or any portion thereof.

          3.7 PERSONAL PROPERTY. Except for the Tangible Personal Property subject to the Equipment Leases, all of the Tangible Personal Property and Intangible Personal Property being conveyed by Seller to Buyer is free and clear of all liens and encumbrances and will be so on the Closing Date and Seller has good, merchantable title thereto and the right to convey same in accordance with the terms of this Agreement.

          3.8 OPERATING AGREEMENTS. Except as specifically set forth on EXHIBIT H attached hereto, each of the Operating Agreements may be terminated upon not more than thirty (30) days prior written notice and without the payment of any penalty, fee, premium or other amount. Seller has performed all of its obligations under each of the Operating Agreements and Equipment Leases and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Operating Agreements or Equipment Leases. Seller shall not enter into any new Operating Agreements, Equipment Leases, supply contracts, vending or service contracts or other agreements with respect to the Property, nor shall Seller enter into any agreements modifying the Operating Agreements or Equipment Leases, unless (a) any such agreement or modification will not bind Buyer or the Property after the Closing Date, (b) Seller has obtained Buyer's prior written consent to such agreement or modification or (c) with respect to Operating Agreements only, such Operating Agreements are entered into in the ordinary course of business and may be terminated upon not more than thirty (30) days prior written notice and without the payment of any penalty, fee, premium or other amount.

          3.9 WARRANTIES AND GUARANTIES. Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of Buyer.

          3.10 INSURANCE. All of Seller's insurance policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) required to keep the Property insured until the Closing Date shall be paid by Seller on or before the due date therefor. Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller's insurance policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. Seller has not received any notice from any insurance company of any defect or inadequacies in the Property to any part thereof which would adversely affect the insurability of the Property, or which would increase the cost of insurance beyond that which would ordinarily and customarily be charged for similar properties in the vicinity of the Real Property. The Property is fully insured in accordance with prudent and customary practice.

          3.11 CONDEMNATION PROCEEDINGS; ROADWAYS. Seller has received no notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. Seller has no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property. To the best of Seller's knowledge, no fact or condition exists which would result in the termination or material impairment of access to the Real Property from adjoining public or private streets or ways or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.

          3.12 LITIGATION. Except as disclosed in writing to Seller, there is no action, suit or proceeding pending or known to be threatened against or affecting Seller or any of its properties in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of Seller, (c) could materially and adversely affect the ability of Seller to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto, (d) could create a lien on the Property, any part thereof or any interest therein, (e) the subject matter of which concerns any past or present employee of Seller or its managing agent, or (f) could otherwise adversely materially affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

          3.13 LABOR DISPUTES AND AGREEMENTS. There are no labor disputes pending or, to Seller's actual knowledge, threatened as to the operation or maintenance of the Property or any part thereof. Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. Seller is not a party to any employment contracts or agreements, other than the Employment Agreements, and neither Seller nor its managing agent will, between the Effective Date and the Closing Date, enter into any new employment contracts or agreements, amend any existing Employment Agreement, except with the prior written consent of Buyer. Seller acknowledges that Buyer will not assume any of the Employment Agreements and Seller has complied with and shall be responsible for compliance with any applicable employment-related laws or ordinances.
Seller has complied with the requirements of the federal Immigration and Reform Control Act respecting the employment of undocumented workers.

          3.14 FINANCIAL INFORMATION. To Seller's actual knowledge, all of Seller's financial information, including, without limitation, all books and records and financial statements, is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated.

          3.15 ORGANIZATIONAL DOCUMENTS. Seller's Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

          3.16 OPERATION OF PROPERTY. Seller covenants, that between the Effective Date and the Closing Date, it will (a) operate the Property in the usual, regular and ordinary manner consistent with Seller's prior practice,
(b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years and
(c) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it. Except as otherwise permitted hereby, from the Effective Date until Closing, Seller shall not take any action or fail to take action the result of which would have a material adverse effect on the Property or Buyer's ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, or which would cause any of the representations and warranties contained in this
Article III to be untrue as of Closing.

          From and after the execution and delivery of this Agreement, Seller shall not, other than in the ordinary course of business (which shall include entering into off-season "charity cards" and booking tournaments), (a) make any agreements which shall be binding upon Buyer with respect to the Property, or (b) reduce or cause to be reduced any green fees, membership fees, tournament fees, driving range fees or any other charges over which Seller has operational control. Notwithstanding the foregoing, Buyer acknowledges that it is Seller's customary practice to annually reduce green fees during the "shoulder season" beginning on April 15. Between the Effective Date and the Closing Date, if and to the extent requested by Buyer, Seller shall deliver to Buyer such periodic information with respect to the above information as Seller customarily keeps internally for its own use. Seller agrees that it will operate the Property in accordance with the provisions of this Section 3.16 between the Effective Date and the Closing Date.

          3.17 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to Seller.

          3.18 LAND USE. To Seller's actual knowledge, the current use and occupancy of the Property for golfing and all other related purposes (including, without limitation, the sale of merchandise and food and beverages) are permitted as a matter of right as a principal use under all laws and regulations applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent and Seller is not aware of any proposal to change or restrict such use. Seller has all necessary certificates of occupancy or completion to operate the Property as presently operated and, to Seller's actual knowledge, there are no unfulfilled conditions respecting the development of the Property.

          3.19 HAZARDOUS SUBSTANCES. Except as may be disclosed in the Phase I environmental assessment report for the Property, to Seller's actual knowledge, (i) no Hazardous Substances are or have been located on (except in immaterial amounts used in the ordinary course for the operation or maintenance of the Property by Seller in accordance with all applicable laws), in or under the Property or have been released into the environment, or discharged, placed or disposed of at, on or under the Property; (ii) no underground storage tanks are, or have been, located at the Property; (ii) the Property has never been used to store, treat or dispose of Hazardous Substances; and (iv) the Property and its prior uses comply with, and at all times have complied with all applicable Environmental Laws or any other governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Substances. To the best of Seller's knowledge, there currently exist no facts or circumstances that could reasonably be expected to give rise to a material non-compliance with Environmental Laws, material environmental liability or material Environmental Claim. Seller has advised Buyer that federal legislation may require removal of any underground storage tanks located on the Property in the future. Buyer agrees that the costs of such removal shall be borne by Buyer and not Seller.

          3.20 UTILITIES. All Utilities required for the operation of the Property either enter the Property through adjoining streets, or they pass through adjoining land and do so in accordance with valid public easements or private easements, and all of said Utilities are installed and are in good working order and repair and operating as necessary for the operation of the Property and all installation and connection charges therefor have been paid in full. The sewage, sanitation, plumbing, water retention and detention, refuse disposal and utility facilities in and on and/or servicing the Real Property are adequate to service the Real Property as it is currently being used and the Real Property's utilization of such facilities is in compliance with all applicable governmental and environmental protection authorities' laws, rules, regulations and requirements.

          3.21 CURB CUTS. All curb cut street opening permits or licenses required for vehicular access to and from the Property from any adjoining public street have been obtained and paid for and are in full force and effect.

          3.22 LEASED PROPERTY. The Personal Property identified on EXHIBIT C is all of the leased property at the Property, and such exhibit reflects the date of each such lease, the name of the lessor, the name of the lessee, the term of each such lease, the lease payment terms and a description of the property demised by each such lease. All leases of such property are in good standing and free from default.

          3.23 SUFFICIENCY OF CERTAIN ITEMS. The Property, together with the Current Assets, contain an amount of equipment and supplies, which is sufficient to efficiently operate and maintain the Property in the manner in which it is normally operated and maintained.

          3.24 NO FIXED RATE ELECTION. Pursuant to Section 2.11 of that certain Promissory Note (Secured) dated as of December 23, 1996, made by Seller in favor of First Mortgagee in the original principal amount of Five Million Two Hundred Thousand Dollars ($5,200,000) (the "Note"), Seller has not elected to convert the Base Rate (as defined in the Note) to the Fixed Rate (as defined in the Note).

          3.25 NO DEFAULTS UNDER LOAN DOCUMENTS. Seller has performed all of its obligations under each of the First Mortgage and the Note and all other documents in connection with the loan evidenced thereby (collectively, the "Loan Documents") and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Loan Documents. Seller shall not enter into any agreements modifying the Loan Documents.

          3.26 SURVIVAL OF REPRESENTATIONS. Each of the representations, warranties and covenants contained in this Article III are intended for the benefit of Buyer. Each of said representations, warranties and covenants shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith, and shall survive the Closing for a period of one (1) year, at which time they shall expire unless prior to such time Buyer has made a formal, written claim alleging a breach of one or more of the representations, warranties or covenants. No investigation, audit, inspection, review or the like conducted by or on behalf of Buyer shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that Buyer has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to Buyer to execute this Agreement and to close the transaction contemplated hereby and to pay the Purchase Price to Seller.

                                      ARTICLE 4
                  BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

          To induce Seller to enter into this Agreement and to sell the Property, Buyer hereby makes the following representations, warranties and covenants, upon each of which Buyer acknowledges and agrees that Seller is entitled to rely and has relied:

          4.1 ORGANIZATION AND POWER. Buyer is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and has all governmental licenses, Authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Buyer under this Agreement.

          4.2 NONCONTRAVENTION. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer or result in the creation of any lien or other encumbrance on any asset of Buyer.

          4.3 LITIGATION. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Buyer in any court or before any arbitrator or before any administrative panel or otherwise that (a) could materially and adversely affect the business, financial position or results of operations of Buyer, or (b) could materially and adversely affect the ability of Buyer to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto.

          4.4 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to Buyer.

          4.5 AUTHORIZATION AND EXECUTION. This Agreement has been, and each of the agreements and certificates of Buyer to be delivered to Seller at Closing as provided in Section 5.2 will be, duly authorized by all necessary action on the part of Buyer, has been duly executed and delivered by Buyer, constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Buyer and its representatives and agents.

                                      ARTICLE 5
                         CONDITIONS AND ADDITIONAL COVENANTS

          5.1 AS TO BUYER'S OBLIGATIONS. Buyer's obligations under this Agreement are subject to the satisfaction of the following conditions precedent and the compliance by Seller with the following covenants:

          (a) SELLER'S DELIVERIES. Seller shall have delivered to or for the benefit of Buyer, as the case may be, on or before the scheduled Closing Date, all of the documents listed in Section 6.2 of this Agreement.

          (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Seller's representations and warranties made in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as if then made. Seller shall have performed all of its covenants and other obligations under this Agreement and Seller shall have executed and delivered to Buyer on the Closing Date a certificate dated as of the Closing Date to the foregoing effect in the form of EXHIBIT K attached hereto.

          (c) TITLE INSURANCE. The Title Company shall have delivered the Owner's Title Policy, subject only to the Permitted Title Exceptions.

          (d) TITLE TO PROPERTY. Seller shall not have taken any action or permitted or suffered any action to be taken by others from the Effective
Date and through and including the Closing Date that would adversely affect the status of title to the Real Property or to the Tangible Personal Property.

          (e) CONDITION OF PROPERTY. Subject to Section 7.2 of this Agreement, the Real Property and the Tangible Personal Property (including but not limited to the golf course, driving range, putting greens, mechanical systems, plumbing, electrical wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the Effective Date, reasonable wear and tear excepted. Prior to Closing, Seller shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property. Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality.

          (f) UTILITIES. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property. Between the Effective Date and the Closing Date, Seller shall have received no notice of any material increase or proposed material increase in the rates charged for the Utilities from the rates in effect as of the Effective Date.

Each of the conditions and additional covenants contained in this Section are intended for the benefit of Buyer and may be waived in whole or in part by Buyer, but only by an instrument in writing signed by Buyer.

          5.2 AS TO SELLER'S OBLIGATIONS. Seller's obligations under this Agreement are subject to the satisfaction of the following conditions precedent and the compliance by Buyer with the following covenants:

          (a) BUYER'S DELIVERIES. Buyer shall have delivered to or for the benefit of Seller, on or before the scheduled Closing Date, all of the documents and payments listed in Section 6.3 of this Agreement.

          (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Buyer's representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made and Buyer shall have performed all of its covenants and other obligations under this Agreement.

          (c) NO DEFAULT UNDER LOAN DOCUMENTS. From and after the Closing Date, Buyer shall not default in the performance of any of its obligations under the Loan Documents nor shall Buyer elect to convert the Base Rate to the Fixed Rate.

Each of the conditions and additional covenants contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller, but only by an instrument in writing signed by Seller.

                                      ARTICLE 6
                                       CLOSING

          6.1 CLOSING. Closing shall be held at 9:00 a.m., New York time, at the offices of Escrow Agent on June 26, 1998; provided however, that Buyer shall have the right to extend the Closing Date to July 9, 1998, at its sole discretion by providing written notice to Seller at least three (3) business days prior to the scheduled Closing Date. If the Closing Date falls on a Saturday, Sunday or other legal holiday, the Closing shall take place on the first following business day thereafter. Possession of the Property shall be delivered to Buyer at Closing, subject only to Permitted Title Exceptions and those items specified in Section 3.3 of this Agreement.

          6.2 SELLER'S DELIVERIES. At Closing, Seller shall deliver to Buyer, to the extent not previously delivered, all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Seller and shall be dated as of the Closing Date:

          (a)  SELLER'S CERTIFICATE.  The certificate required by Section 5.1
(b).

          (b)  THE DEED.

          (c)  THE BILL OF SALE - PERSONAL PROPERTY.

          (d) EVIDENCE OF TITLE. Evidence of title acceptable to Buyer for any vehicle owned by Seller and used in connection with the Property.

          (e) TITLE REQUIREMENTS. Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy including those endorsements requested by Buyer, so that the Owner's Title Policy will be subject only to the Permitted Title Exceptions, including, without limitation, an appropriate mechanics' and construction lien, possession and gap affidavit.

          (f)  THE FIRPTA CERTIFICATE.

          (g) WARRANTIES. To the extent available, true, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by Seller and relating to the Property, or any part thereof.

          (h) ORGANIZATIONAL DOCUMENTS. Certified copies of Seller's Organizational Documents.

          (i) BOARD RESOLUTIONS. Appropriate resolutions of the board of directors or partners, as the case may be, of Seller, certified by the secretary or an assistant secretary of Seller or a general partner, as the case may be, together with all other necessary approvals and consents of Seller, authorizing (i) the execution on behalf of Seller of this Agreement and the documents to be executed and delivered by Seller prior to, at or otherwise in connection with Closing, and (ii) the performance by Seller of its obligations under this Agreement and under such documents, or appropriate resolutions of the partners of Seller, as the case may be.

          (j) CERTIFICATE OF OCCUPANCY. To the extent in existence, a valid, final and unconditional certificate of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Body allowing for the use of the Real Property as a golf course and permitting the continued operation of the improvements as presently operated.

          (k) IMPROVEMENT PLANS. To the extent available, a set or copies of the plans and specifications for the Improvements.

          (l) COMMUNICATION; ADDRESSES. A written instrument executed by Seller, conveying and transferring to Buyer all of Seller's right, title and interest in any telephone numbers, fax numbers or internet or electronic mail addresses (if applicable) relating solely to the Property, and, if Seller maintains a post office box solely with respect to the Property, conveying to Buyer all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

          (m) TAX BILLS. All current real estate and personal property tax bills in Seller's possession or under its control.

          (n) SURVEYS. All surveys and plot plans of the Real Property in possession of or in the control of Seller.

          (o) TOURNAMENT SCHEDULE. A complete list of all scheduled tournaments, functions and the like, in reasonable detail.

          (p) ACCOUNTS RECEIVABLE. A list of Seller's outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due Seller.

          (q)  LENDER'S ESTOPPEL CERTIFICATE.

          (r)  DEVELOPMENT AGREEMENT ESTOPPEL CERTIFICATES (subject to
Section 2.2(j)).

          (s) TENANT NOTICES. Written notice executed by Seller notifying all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to Buyer and directing that all payments, inquiries and the like be forwarded to Buyer at the address to be provided by Buyer.

          (t) MISCELLANEOUS. Any other document or instrument reasonably necessary to facilitate the Closing; provided, however, that such document or instrument does not materially increase Seller's economic obligations under this Agreement.

          6.3 BUYER'S DELIVERIES. At Closing, Buyer shall pay or deliver to Seller the following:

          (a) CASH PORTION OF PURCHASE PRICE. The cash portion of the Purchase Price by federal funds wired to an account designated by Seller.

          (b) MISCELLANEOUS. Any other document or instrument reasonably necessary to facilitate the Closing; provided, however, that such document or instrument does not materially increase Buyer's economic obligations under this Agreement.

          6.4 MUTUAL DELIVERIES. At Closing, Buyer and Seller shall mutually execute and deliver each to the other:

          (a) CLOSING STATEMENTS. A closing statement for Seller and a closing statement for Buyer (collectively, the "Closing Statements") reflecting the Purchase Price and the adjustments and prorations required under this Agreement and the allocation of income and expenses required hereby.

          (b)  ASSIGNMENT AND ASSUMPTION AGREEMENT.

          (c) LIQUOR LICENSE TRANSFER DOCUMENTS. Such other documents, instruments and undertakings as may be required by the liquor authorities of the State or of any county or municipality or Governmental Body having jurisdiction with respect to the transfer or issue of any liquor licenses or alcoholic beverage licenses or permits for the Property, to the extent not theretofore executed and delivered.

          (d) MISCELLANEOUS. Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel in order to facilitate the Closing; provided, however, that such documents, papers or instruments do not materially increase either party's economic obligations under this Agreement.

          6.5 CLOSING COSTS. Except as is otherwise provided in this Agreement, each party hereto shall pay its own legal fees and expenses, and Seller shall pay for the cost of any audit required by Buyer with respect to the Property. All filing fees for the Deed and the real estate transfer, recording or other similar taxes due with respect to the transfer of title and all charges for title insurance premiums shall be paid by Seller. Seller shall pay for preparation of the documents to be delivered by Seller under this Agreement, and for the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments, and for the cost of any due diligence reports and surveys prepared by or for Buyer with respect to the Property. All other closing costs shall be split between Buyer and Seller as is customary in the sale of commercial property located in Palm Beach County, Florida.

          6.6 INCOME AND EXPENSE ALLOCATIONS. All income and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with generally accepted accounting principles consistently applied, shall be allocated between Seller and Buyer (or, at Buyer's election, between Seller and the lessee under the Golf Course Lease to the extent such income or expenses will be payable by or attributable to such lessee). Seller shall be entitled to all income and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Buyer shall be entitled to all income and shall be responsible for all expenses for the period of time from, after and including the Closing Date. Such reconciliation shall occur within forty-five
(45) days of the Closing Date and each of the parties hereto shall furnish the other with such supporting documentation as it shall reasonably require. Without limiting the generality of the foregoing, the following items of income and expense shall be prorated at Closing:

          (a) RENTS AND FEES. Current and prepaid rents or fees, including, without limitation, prepaid Golf Club membership fees, function receipts and other reservation receipts.

          (b)  TAXES.  Real estate and personal property taxes.

          (c) UTILITIES. To the extent Buyer and Seller cannot obtain final meter readings as of the Closing Date despite commercially reasonable efforts, utility charges (including but not limited to charges for water, sewer and electricity). Seller shall be entitled to a credit for any deposits with applicable utility companies to the extent such utility companies acknowledge in writing that such deposits shall be credited to Buyer. If Seller has made deposits with utility companies and such companies do not agree to credit such deposits to Buyer's account at Closing, Seller shall be entitled to seek a refund of such deposits and Buyer shall be responsible for arranging utility service from such companies, including the payment of any required security deposits.

          (d) FUEL. Value of fuel stored on the Property at the price paid for such fuel by Seller, including any taxes.

          (e) MUNICIPAL IMPROVEMENT LIENS. Municipal improvement liens where the work has physically commenced (certified liens) shall be paid by Seller at Closing. Municipal improvement liens which have been authorized, but where the work has not commenced (pending liens) shall be assumed by Buyer.

          (f) LICENSE AND PERMIT FEES. License and permit fees, where transferable.

          (g) INCOME AND EXPENSES. All other income and expenses of the Property, including, but not being limited to such things as restaurant and snack bar income and expenses and the like.

          (h) MISCELLANEOUS PRORATIONS. Such other items as are usually and customarily prorated between Buyers and Sellers of golf course properties in the area in which the Property is located shall be prorated as of the Closing Date.

          6.7 SALES TAXES. Seller shall be required to pay all sales taxes and like impositions arising from the ownership and operation of the Property currently through the Closing Date.

          6.8  POST-CLOSING ADJUSTMENTS.

          (a) ACCOUNTS RECEIVABLE. Buyer shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Seller, but if Buyer collects same, such amounts will be promptly remitted to Seller in the form received. Buyer shall receive a credit at Closing for the amount of any security deposits held by Seller under any lease of any portion of the Property that is being assigned to Buyer in accordance herewith. Seller shall have the right after Closing to collect those accounts receivable relating to the period prior to Closing as specified in a schedule delivered to Buyer at Closing.

          (b) AVAILABILITY OF BILLS. If accurate allocations and prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment outside of escrow upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by Seller or Buyer with respect to the Property after the Closing Date shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. Seller shall pay at Closing all accrued special assessments and taxes applicable to the Property.

                                      ARTICLE 7
                                  GENERAL PROVISIONS

          7.1 CONDEMNATION. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, Seller shall give written notice thereof to Buyer promptly after Seller learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, Buyer shall have the right to terminate this Agreement pursuant to Section 8.3. If Buyer elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Buyer at Closing. Seller will not settle or compromise any such proceeding without Buyer's prior written consent.

          7.2 RISK OF LOSS. The risk of any loss or damage to the Property prior to the Closing Date shall remain upon Seller. If any such loss or damage which is reasonably anticipated by Buyer to cost more than Two Hundred Fifty Thousand Dollars ($250,000) to repair or restore occurs prior to Closing, Buyer shall have the right to terminate this Agreement pursuant to
Section 8.3. If Buyer elects not to terminate this Agreement or if the cost to repair or restore the Property is reasonably anticipated by Buyer to be less than Two Hundred Fifty Thousand Dollars ($250,000), Buyer shall purchase the Property in accordance with the terms of this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Buyer at Closing and Buyer shall receive a credit against the Purchase Price in the amount of Seller's insurance deductible or for the amount of any uninsured casualty, as applicable.

          7.3  REAL ESTATE BROKER.

          (a) REPRESENTATIONS AND WARRANTIES. Seller and Buyer each represent and warrant that they have not engaged or dealt with any broker, finder or other person in connection with the transactions contemplated by this Agreement which could result in any obligation of Buyer or Seller to pay a fee or a commission, except for First Tee Capital Advisors, Ltd. (dba Clubhouse Capital) ("Seller's Broker"). Seller shall be solely responsible for paying a commission in the amount of Two Hundred Forty-Six Thousand Dollars ($246,000) to Seller's Broker pursuant to a separate agreement between Seller and Seller's Broker. Seller agrees that it shall pay Seller's Broker such commission at Closing out of proceeds of the sale of the Property. Seller acknowledges that David J. Dick, an officer of the Buyer, is a licensed California real estate broker but is not acting as a broker in relation to this Agreement.

          (b) INDEMNITIES. Buyer and Seller hereby agree to indemnify, defend and hold the other harmless from and against all claims and losses, whether or not taxable and whether or not any action is prosecuted to judgment, incurred by the indemnified party in connection with any broker's, finder's or other commission or fee payable in connection with the transactions contemplated hereby claimed by any person or entity through the indemnifying party. The foregoing obligations to indemnify shall survive the Closing of any termination of this Agreement.

          7.4 CONFIDENTIALITY. Except as hereinafter provided, from and after the execution of this Agreement through the Closing Date, Buyer and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to their respective attorneys, accountants, engineers, surveyors, financiers and bankers. Notwithstanding the foregoing, it is acknowledged that the Company is a public company and will make a public announcement on or after the Closing Date concerning this transaction and that the Company anticipates that it will seek to sell shares of its common stock and other securities (collectively, the "Securities") to the general public pursuant to a public offering and that in connection therewith, Buyer will have the absolute right to market the Securities and prepare and file all necessary or required registration statements, and other papers, documents and instruments necessary or required in Buyer's judgment and that of its attorneys and underwriters to file a registration statement with respect to the Securities with the SEC and/or similar state authorities and to cause same to become effective and to disclose therein and thus to its underwriters, to the SEC and/or to similar state authorities and to the public all of the terms, conditions and provisions of this Agreement. In addition, Seller shall have the right to disclose the existence of this Agreement (but not the identity of Buyer) and the scheduled and actual Closing Date under this Agreement to its service providers, Developer and Country Club. The obligations of this
Section 7.4 shall survive any termination of this Agreement.

          7.5 LIQUOR LICENSES. Seller shall transfer or cause to be transferred to Buyer or, at Buyer's discretion, Buyer's nominee (which may include the lessee under the Golf Course

Lease), if such nominee is Raymon R. Finch, Jr. or Raymon R. Finch, III or an entity created by either, or a nominee of Buyer reasonably approved by Seller, all liquor licenses and alcoholic beverage licenses, if any, necessary to operate the restaurant, bars, snack bars and lounges presently located within the Property, if any. To that end, Seller and Buyer, or Buyer's nominee, shall cooperate each with the other, and each shall execute such transfer forms, license applications and other documents as may be necessary to effect such transfer. Buyer shall be responsible for the cost of all transfer or application fees in connection with the transfer of the liquor license. If permitted under the laws of the jurisdiction in which the Property is located, the parties shall execute and file all necessary transfer forms, applications and papers with the appropriate liquor and alcoholic beverage authorities prior to Closing, to the end that the transfer shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted, then the parties agree each with the other that they will promptly execute all transfer forms, applications and other documents required by the liquor authorities in order to effect such transfer at the earliest date in time possible consistent with the laws of the State in order that all liquor licenses may be transferred from Seller to Buyer, or Buyer's nominee, at the earliest possible time. If under the laws of the State such licenses cannot be transferred until after the Closing of the transaction contemplated hereby, then Seller covenants and agrees that Seller will cooperate with Buyer, or Buyer's nominee, in keeping open the bars and liquor facilities of the Property between the Closing Date and the time when such liquor license transfers actually become effective, by exercising management and supervision of such facilities until such time under Seller's licenses, provided, however, that (i) Buyer shall indemnify and hold Seller harmless from any liability, damages or claims encountered in connection with such operations during said period of time, except for Seller's gross negligence or willful misconduct, and (ii) Seller obligations under this sentence shall terminate as of six (6) months after the Closing Date.

                                      ARTICLE 8
                         LIABILITY OF BUYER; INDEMNIFICATION;
                                  TERMINATION RIGHTS

          8.1 LIABILITY OF BUYER. Except for any obligation expressly assumed or agreed to be assumed by Buyer under this Agreement, Buyer does not assume any obligation of Seller or any liability for claims arising out of any occurrence prior to Closing.

          8.2 INDEMNIFICATION BY SELLER. Seller hereby indemnifies and holds Buyer harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Buyer, whether before or after Closing, as a result of any breach by Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Seller pursuant hereto, for a period of one (1) year following the Closing. The provisions of this section shall survive termination of this Agreement by Buyer or Seller.

          8.3 TERMINATION BY BUYER. If any condition set forth herein for the benefit of Buyer cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle Buyer to terminate this Agreement and its obligations under this Agreement, and Seller fails to cure any such matter within ten (10) business days after notice thereof from Buyer, Buyer, at its option, may elect either (a) to terminate this Agreement and all other rights and obligations of Seller and Buyer under this Agreement shall terminate immediately, or (b) to waive its right to terminate (but without waiving any breach or default on the part of Seller) and, instead, to proceed to Closing; provided, however that Buyer shall retain all remedies accruing as a result of Seller's breach or default, including, without limitation, specific performance. Except in the case of Seller's willful failure to close the transaction contemplated by this Agreement, in an action for damages against Seller, Buyer's recovery, exclusive of costs recoverable pursuant to Section 8.6, shall be limited to One Hundred Thousand Dollars ($100,000).

          8.4 BUYER'S INDEMNIFICATION. Buyer hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may be incurred by Seller relating to the period from and after the Closing Date that arise under (i) the Operating Agreements or Equipment Leases assumed by Buyer or Buyer's designee pursuant to the Assignment and Assumption Agreement, (ii) the Note or First Mortgage or (iii) the Joint Development Agreement.

                 [Remainder of this page intentionally left blank.]

          8.5  TERMINATION BY SELLER.   If any condition set forth herein for
the benefit of Seller (other than a default by Buyer) cannot or will not be satisfied prior to Closing, and Buyer fails to cure any such matter within ten (10) business days after notice thereof from Seller, Seller may, at its option, elect either (a) to terminate this Agreement, in which event the rights and obligations of Seller and Buyer hereunder shall terminate immediately, or (b) to waive its right to terminate, and instead, to proceed to Closing. If, prior to Closing, Buyer defaults in performing any of its obligations under this Agreement (excluding its obligation to purchase the Property, the remedy for which is set forth in Section 9.1), and Buyer fails to cure any such default within ten (10) business days after notice thereof from Seller, then Seller's remedy for such default shall be to terminate this Agreement, provided, however, Seller shall retain all remedies accruing as a result of Buyer's breach or default except for specific performance. Notwithstanding the foregoing, in no event shall a default by Buyer extend the Closing Date beyond the scheduled Closing Date.

          8.6 COSTS AND ATTORNEYS' FEES. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, arbitration or other form of dispute resolution, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels.

                                      ARTICLE 9
                               MISCELLANEOUS PROVISIONS

          9.1 LIQUIDATED DAMAGES. If Buyer defaults in its obligations to close the purchase of the Property for any reason other than Seller's default or a failure of a condition precedent described in Section 5.1, the Deposit will be paid to and retained by Seller as full, agreed and liquidated damages. The parties hereto expressly agree and acknowledge that Seller's actual damages in the event of a default by Buyer would be extremely difficult or impracticable to ascertain and that the amount of the deposit represents the parties' reasonable estimate of such damages. Seller shall have no other remedy whether at law or in equity for any default by Buyer.

Seller's initials:  ____   Buyer's initials: _____

          9.2 SELLER'S MEMBERSHIP RIGHTS. Joseph Graffeo, Harriet Rostoff, Ira Smolev, Joseph Galante and Andrew Inelli (collectively, the "Players") shall, free of charge, be afforded all rights of members of the Golf Course, as the same may change from time to time, through the end of calendar year 2002. The Players shall be responsible for any additional charges incurred by them in connection with their use of the Golf Course, including, without limitation, cart fees, guest green fees, range fees and food and beverage expenses.

          9.3 BULK SALES. Seller and Buyer hereby waive compliance with any bulk sales laws or similar laws (the "Bulk Sales Laws") applicable to the transaction contemplated by this Agreement, if any. Seller hereby indemnifies and holds Buyer harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Buyer, whether before or after Closing, as a result of or in connection with non-compliance with the Bulk Sales Laws.

          9.4 COMPLETENESS; MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

          9.5 ASSIGNMENTS. Buyer may assign its rights under this Agreement to an Affiliate of Buyer without the consent of Seller. Buyer may not otherwise assign its interest herein without the prior written consent of Seller. Seller may not assign any of its rights pursuant to this Agreement without the prior written consent of Buyer, which may be withheld in Buyer's sole and absolute discretion.

          9.6 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

          9.7 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement and the escrow provided herein.

          9.8 DAYS. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

          9.9 GOVERNING LAW. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State.

          9.10 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

          9.11 SEVERABILITY. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          9.12 COSTS. Regardless of whether Closing occurs under this Agreement, and except as otherwise expressly provided in this Agreement, each party to this Agreement shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees of attorneys, engineers and accountants.

          9.13 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as on the Summary Sheet or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

          9.14 INCORPORATION BY REFERENCE. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

          9.15 FURTHER ASSURANCES. Seller and Buyer each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein; provided, however, that such agreements, instruments, papers, deeds, acts or things do not materially increase either party's economic obligations under this Agreement.

          9.16 NO PARTNERSHIP. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Buyer specifically established hereby.

          IN WITNESS WHEREOF, Seller and Buyer have hereunder affixed their signatures to this Purchase and Sale Agreement, all as of the 28th day of May, 1998.

                              "BUYER"

                              GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership

                              By:  GTA GP, Inc., a Maryland corporation
                              Its: General Partner

                              By:
                                  --------------------------------------------
                              Its:
                                   -------------------------------------------


                              "SELLER"

                              POLO TRACE MANAGEMENT, INC.,
                              a Florida corporation


                              By:
                                  --------------------------------------------
                              Its:
                                   -------------------------------------------

                                      EXHIBIT A

                            LEGAL DESCRIPTION OF THE LAND

                                     See Attached

                                      EXHIBIT B

                             DESCRIPTION OF IMPROVEMENTS

                                 [to be agreed upon]

                                      EXHIBIT C

                              TANGIBLE PERSONAL PROPERTY

                                     See Attached

                                      EXHIBIT D

                             INTANGIBLE PERSONAL PROPERTY

                                     See Attached

                                      EXHIBIT E

                           BILL OF SALE - PERSONAL PROPERTY



     WHEREAS, by deed of even date herewith, POLO TRACE MANAGEMENT, INC., a Florida corporation ("Seller") conveyed to GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership ("Buyer"), whose mailing address is 14 N. Adger's Wharf, Charleston, South Carolina 29401, that certain tract of land more particularly described in SCHEDULE 1 attached hereto as a part hereof, together with all improvements located thereon (the "Property").

     WHEREAS, in connection with the above described conveyance Seller desires to transfer and convey to Buyer certain items of tangible personal property as defined in the Purchase and Sale Agreement dated May 28, 1998, (the "Agreement") including, without limitation, the items hereinafter described.

     NOW, THEREFORE, in consideration of the receipt of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller has, without any representation or warranty whatsoever, except as set forth in the last sentence of this Bill of Sale, GRANTED, CONVEYED, CONTRIBUTED, TRANSFERRED, SET OVER and DELIVERED and by these presents does hereby GRANT, CONTRIBUTE, TRANSFER, SET OVER and DELIVER to Buyer, its legal representatives, successors and assigns, all items of tangible personal property and fixtures (if any) owned or leased by Seller, including, but not limited to machinery, equipment, furniture, furnishings, movable walls or partitions, phone systems and other control systems, restaurant equipment, computers or trade fixtures, golf carts, golf course operation and maintenance equipment, including mowers, tractors, aerators, sprinklers, sprinkler and irrigation facilities and equipment, valves or rotors, driving range equipment, athletic training equipment, office equipment or machines, antiques or other decorations, and equipment or machinery of every kind or nature located on or useful in the operation of the Real Property whether on or off-site, including all warranties and guaranties associated therewith (the "Tangible Personal Property"), including, without limitation, the personal property described in SCHEDULE 2 attached hereto and all intangible personal property owned or possessed by Seller and used in connection with the ownership, operation, leasing or maintenance of the Real Property or the Tangible Personal Property, all goodwill attributed to the Property, and any and all trademarks and copyrights, guarantees, Authorizations (as defined in the Agreement), general intangibles, business records relating to the operation of the Property, plans and specifications, surveys and title insurance policies pertaining to the Property, all licenses, permits and approvals with respect to the construction, ownership, operation or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Real Property by reason of a change of grade or location of or access to any street or highway, excluding the Current Assets, as defined in the Agreement (collectively, the "Intangible Personal Property"), and to have and to hold, all and singular, the Tangible Personal Property and the Intangible Personal Property unto Buyer forever. Except for the Tangible Personal Property subject to the Equipment Leases (as defined in the Agreement), all of the Tangible Personal Property and Intangible Personal Property being conveyed by Seller to Buyer pursuant to this Bill of Sale is free and clear of all liens and encumbrances and Seller has good, merchantable title thereto and the right to convey the same.

EXECUTED this ____ day of ____________________, 19____.

                         Seller:

                         POLO TRACE MANAGEMENT, INC.,
                         a Florida corporation


                         By:__________________________

                            Its:______________________

                                      SCHEDULE 1

                               DESCRIPTION OF PROPERTY

                                    See Attached

                                      SCHEDULE 2

                           DESCRIPTION OF PERSONAL PROPERTY

                                     See Attached

                                      EXHIBIT F

                                SPECIAL WARRANTY DEED


This Instrument Prepared By
and Return to:

O'MELVENY & MYERS LLP
275 Battery Street, 26th Floor
San Francisco, California 94111
Attn:  Peter T. Healy, Esq.

          THIS SPECIAL WARRANTY DEED made this _____ day of ____, 1998, by POLO TRACE MANAGEMENT, INC., a Florida corporation ("Grantor"), whose office address is: 13481 Polo Trace Drive, Delray Beach, Florida ________, Attn: Mr. Joseph Graffeo, to GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership, whose office address is: 14 North Adger's Wharf, Charleston, South Carolina 29401 ("Grantee").

          WITNESSETH: That Grantor for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants, bargains, sells, aliens, remises, conveys and confirms unto the Grantee all that certain real property situated in Palm Beach County, Florida, more particularly described on SCHEDULE A attached hereto and made a part hereof (the "Property").

          TOGETHER with all the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

          AND Grantor hereby covenants with Grantee that Grantor is lawfully seized of the Property in fee simple; that Grantor has good right and lawful authority to sell and convey the Property; that Grantor hereby fully warrants the title to the Property and will defend the same against the lawful claims of all persons claiming by, through or under Grantor; and that the Property is free of all encumbrances, except those matters listed on SCHEDULE B attached hereto and made a part hereof.

                              [SIGNATURES ON NEXT PAGE]

          IN WITNESS WHEREOF, Grantor has caused these presents to be signed and sealed the day and year first above written.

                         "Grantor"

                         POLO TRACE MANAGEMENT, INC.,
                         a Florida corporation


                         By:  ______________________________

                         Its: ______________________________


                         By:  ______________________________

                         Its: ______________________________

                                      SCHEDULE A

                                       PROPERTY

                                    See Attached

                                      SCHEDULE B

                                 EXCEPTIONS TO TITLE

                          (to be attached by Title Company)

STATE OF __________________   )
                              )    ss.
COUNTY OF _________________   )


     On  ________________, 19___, before me ___________________________, a
Notary Public in and for said State, personally appeared ____________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity on behalf of which the person(s) acted, executed the instrument.

                                             WITNESS my hand and official seal.





                                             __________________________________

                                             Notary Public, State of __________

                                      EXHIBIT G

                              SELLER'S FIRPTA AFFIDAVIT


     Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by POLO TRACE MANAGEMENT, INC., a Florida corporation ("Seller"), the undersigned hereby certifies the following on behalf of Seller:

          1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and

          2. Seller's U.S. employer tax identification number is ______________________; and

          3.   Seller's office address is ______________________,
_______________________________________.

     Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

     The undersigned officer of Seller declares that he/she has examined this certification and to the best of his/her knowledge and belief it is true, correct and complete, and he/she further declares that he/she has authority to sign this document on behalf of Seller.

     Dated: _____________, 1998

                         POLO TRACE MANAGEMENT, INC.,
                         a Florida corporation



                         By:__________________________

                            Its:______________________

                                      EXHIBIT H

                          CONTRACTS AND OPERATING AGREEMENTS

                                    See Attached

                                      EXHIBIT I

                              DUE DILIGENCE REQUEST LIST


1.   General Property Matters

     (a)  Preliminary title report.

     (b)  Phase I environmental site assessment report.

     (c) Fuel tank integrity test for any underground storage tanks located on Property.

     (d) Structural engineering report covering the clubhouse and any other major buildings.

     (e)  Long-term water quality and quantity reports.

     (f)  Wetlands delineation or compliance report.

     (g) Other plans, specifications, appraisals, market studies, soil and engineering reports, surveys, and environmental reports and studies in Seller's possession.

     (h)  Any other reports reasonably required by the Buyer.

     (i) Leases, concession and occupancy agreements, and service, utility and supply contracts, together with a schedule indicating term, payment obligation, parties and options to extend or cancel.

     (j) Property tax bills and other assessments paid with respect to the Property for the past five years, copies of all information regarding collected sales taxes, FICA taxes, gross receipts taxes, income taxes or any other taxes relating to the Property, any correspondence sent to or received from the tax assessor or any taxing entity, including tax appeals.

     (k) All permits and licenses that are required to operate the Property, including, but not limited to, a development agreement, building and occupancy permit, liquor license, and business permit, copies of any existing information relating to the Property's past non-compliance with applicable laws.

     (l) Copies of organizational documents of Seller and evidence that all necessary approvals of Seller to enter into this Agreement have been obtained.

     (m) Such other documents and information as the Buyer may reasonably request to determine the operating status of the Property and credit-worthiness of the Owner.

     (n) A description of all litigation, mechanic's liens, administrative or condemnation proceedings, governmental investigations or inquiries, pending or threatened, affecting the Property, including a description of any significant disputes with vendors, concessionaires or employees relating to the Property.

     (o)  A description of any known defects in the Property.

2.   General Business Matters

     (a)  Name of owner.

     (b) Form of ownership (i.e. C Corporation, S Corporation, Limited Liability Co., Partnership, Limited Partnership and Proprietorship).

     (c)  Course location.

     (d)  Number of courses at this location.

          (i)       Public
          (ii)      Semi-Private
          (iii)     Private
                    Equity
                    Non-Equity
                    Hybrid

     (e)  Certified compiled statements (19___-19___).

     (f)  Number of daily fee paid rounds (19___-19___).

     (g)  Number of member rounds (19___-19___).

     (h)  Number of complimentary rounds (19___-19___).

     (i)  Total number of rounds (19___-19___).

     (j)  Description of replay policy.

     (k)  Annual gross revenues (19___-19___).

          (i)       Green fees
          (ii)      Dues
          (iii)     Initiation fees
          (iv)      Cart fees
          (v)       Food & Beverage
          (vi)      Merchandise
          (vii)     Other

     (l)  Net operating income.

     (m)  Operating statements for the Property for the past 5 years.

     (n) Owner's projected operating statements for the Property for 19___ and 19___.

     (o)  Depreciation.

     (p)  Amortization.

     (q)  Balance Sheet.

          (i)       Total assets
          (ii)      Total liabilities
          (iii)     Net worth

     (r)  Debt.

          (i)       Secured
                      Long term
                      Short term
          (ii)      Unsecured
                      Long term
                      Short term
     (s)  Carts.

          (i)       Own
          (ii)      Lease

     (t)  Maintenance budget per 18 holes.

     (u)  Average annual capital expenditures.

     (v)  Equipment list/age.

     (w)  Mortgage over basis or negative capital account.

     (x) A copy of the closing statement for any re-financing of any debt on the Property within the last two (2) years.

                                      EXHIBIT J

                             WARRANTY DISCLOSURE SCHEDULE

                                     See Attached

                                      EXHIBIT K

                                 SELLER'S CERTIFICATE


     Pursuant to SECTION 5.1(B) of that certain Purchase and Sale Agreement (the "Agreement") by and between the undersigned ("Seller") and GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership ("Buyer") dated as of May 28, 1998 Seller hereby certifies to Buyer that all of its representations and warranties set forth in ARTICLE 3 of the Agreement are true and correct, subject to the following: ________________________________________________.

Dated: _________________, 1998

                         POLO TRACE MANAGEMENT, INC.,
                         a Florida corporation



                         By:__________________________

                            Its:______________________

                                      EXHIBIT L

                         ASSIGNMENT AND ASSUMPTION AGREEMENT


                          ASSIGNMENT OF OPERATING AGREEMENTS
                                 AND EQUIPMENT LEASES

                              (The Links at Polo Trace)


          THIS ASSIGNMENT OF OPERATING AGREEMENTS AND EQUIPMENT LEASES (this "Assignment") is entered as of this ____ day of _______, 1998 (the "Effective Date"), by and between POLO TRACE MANAGEMENT, INC., a Florida corporation ("Assignor") and _______________________________, a ___________________
("Assignee").

          a. Assignor has conveyed to Golf Trust of America, L.P., a Delaware limited partnership ("Golf Trust") that certain real property more particularly described in SCHEDULE A, attached hereto and incorporated herein (the "Property") pursuant to that certain Purchase And Sale Agreement dated as of May 28, 1998 (the "Purchase and Sale Agreement") by and between Assignor, as seller, and Golf Trust, as buyer.

          b. Assignee has leased the Property from Golf Trust pursuant to that certain Lease dated as of _________, 1998, by and between Golf Trust, as lessor, and Assignee, as lessee.

          c. Assignor now desires to assign and transfer to Assignee all of Assignor's right, title and interest in, to and under the Warranties and Guaranties, as hereinafter defined, and the Agreements, as hereinafter defined.

          FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby transfers, bargains and conveys unto Assignee:

          (A) the management agreements, maintenance or repair contracts, service contracts, supply contracts and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property in force and effect as of the Effective Date, as more particularly set forth on EXHIBIT A attached hereto (the "Operating Agreements"); and

          (B) the leases of Tangible Personal Property (as defined in the Purchase and Sale Agreement) in force and effect as of the Effective Date, as more particularly set forth on EXHIBIT B attached hereto (the "Equipment Leases").

          ASSIGNOR AND ASSIGNEE FURTHER HEREBY AGREE AND COVENANT AS FOLLOWS:

          1. ASSUMPTION. Assignee hereby assumes and agrees to perform the obligations and duties of Assignor arising under and in connection with the Operating Agreements and Equipment Leases on and after the Effective Date.

          2. WARRANTIES. Assignor does hereby covenant with Assignee that Assignor has the right to transfer and bargain the Operating Agreements and Equipment Lease to Assignee (to the extent transferable). In the event that consent to the assignment of any of the Operating Agreements or Equipment Leases is a condition precedent to the effectiveness of any such assignment, Assignor shall utilize its best efforts to obtain such consent.

          3.  INDEMNIFY, DEFEND AND HOLD HARMLESS.

               (x) ASSIGNOR'S COVENANT. Assignor hereby agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, demands, liabilities and/or obligations arising out of or resulting from any failure by Assignor to perform its obligations pursuant to the Operating Agreements and Equipment Leases prior to the Effective Date.

               (y) ASSIGNEE'S COVENANT. Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, demands, liabilities and/or obligations arising out of or resulting from any failure by Assignee to perform its obligations pursuant to the Operating Agreements and Equipment Leases on and after the Effective Date.

          4. ATTORNEYS' FEES. In the event of any litigation between Assignor and Assignee arising out of the obligations of Assignor or Assignee under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation, including, without limitation, reasonable attorneys' fees.

          5. LIABILITY. Any liability which may arise as a consequence of the execution of this Assignment by or on behalf of Assignee or Assignor shall be a liability of the corporate entity only and not the personal liability of any director or employee of Assignee or Assignor.

          6. SUCCESSORS AND ASSIGNS. This Assignment and all of the terms hereof shall survive the Effective Date and shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

          7. COUNTERPARTS. This Assignment may be executed in counterparts, each of which so executed shall, irrespective of the date of its execution and delivery, be deemed an original, and the counterparts together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the Effective Date.

                         "ASSIGNOR"

                         POLO TRACE MANAGEMENT, INC.,
                         a Florida corporation


                         By:  ______________________________

                         Its: ______________________________



                         "ASSIGNEE"

                         ______________________________,
                         a__________________________


                         By:___________________________

                         Its:__________________________

                                      SCHEDULE A

                                     THE PROPERTY

                                     See Attached

                                      SCHEDULE B

                                 OPERATING AGREEMENTS

                                         None

                                      SCHEDULE C

                                   EQUIPMENT LEASES

                                     See Attached

                                     EXHIBIT M-1

                      DEVELOPMENT AGREEMENT ESTOPPEL CERTIFICATE
                                       (SELLER)

                                 [to be agreed upon]

                                     EXHIBIT M-2

                      DEVELOPMENT AGREEMENT ESTOPPEL CERTIFICATE
                                     (DEVELOPER)

                                 [to be agreed upon]

                                     EXHIBIT M-3

                      DEVELOPMENT AGREEMENT ESTOPPEL CERTIFICATE
                                    (COUNTRY CLUB)

                                 [to be agreed upon]

                                      EXHIBIT N

                            LENDER'S ESTOPPEL CERTIFICATE

                                 [to be agreed upon]